Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Administrative Committee

Wolverine Tube Savings Plan for

the Carrollton and Jackson Locations:

We consent to the incorporation by reference in Registration Statement No. 33-87678 on Form S-8 of Wolverine Tube, Inc. of our report dated June 28, 2007, with respect to the statement of net assets available for benefits (modified cash basis) of Wolverine Tube Savings Plan for the Carrollton and Jackson Locations as of December 31, 2006, the related statement of changes in net assets available for benefits (modified cash basis) for the period from March 1, 2006 (inception) to December 31, 2006, and the related supplemental schedule (modified cash basis), Schedule H, Line 4i – Schedule of Assets (Held at End of Year), as of December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 11-K of Wolverine Tube, Inc. Savings Plan for the Carrollton and Jackson Locations.

Our report includes an explanatory paragraph that states that the financial statements and supplemental schedule were prepared on the modified cash basis of accounting, which is a comprehensive basis of accounting other than U.S. generally accepted accounting principles.

/s/ KPMG LLP

Birmingham, Alabama

June 28, 2007